Exhibit 10.12

ADVISORY AGREEMENT

This Advisory Agreement (this “Agreement”) is made and entered into as of February 24, 2005 by and between Project Holdings LLC (“Parent”), Project Merger Sub Corp. (the “Merger Sub” and together with Parent, the “Companies”) and CVC Management LLC (“Advisor”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Transaction Agreement, dated January 18, 2005, as amended (the “Transaction Agreement”) by and between Project Holdings Corp., Merger Sub, NTELOS Inc. and certain shareholder signatories thereto.

WHEREAS, the Companies desire to retain Advisor and Advisor desires to perform for the Companies and/or their subsidiaries certain services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Term. (a) This Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Companies provide or Advisor provides written notice of its or their desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof; provided, however, that, except as provided in Section 1(b), Parent may terminate its obligation to pay Advisory Fees (as such term is defined below), and correspondingly, Advisor’s obligations under Section 2, at Parent’s option, upon or concurrently with Parent’s First Public Offering, by providing Advisor not less than ten (10) days prior written notice (an “Early Termination”). In the event of an Early Termination, Parent shall pay to Advisor an amount equal to the Termination Fee.

(b) Parent may not elect to make an Early Termination of this Agreement unless it simultaneously elects to make an early termination under Section 1 of the Other Advisory Agreement (defined below), using the same methodology to calculate net present value as that used to calculate the Termination Fee pursuant to Section 1(c) of this Agreement.

(c) As used herein, the “Termination Fee” means the net present value of all Advisory Fees that would have been payable from Parent to Advisor from the effective date of the Early Termination through the end of the Term, assuming that an Early Termination had not occurred. Any calculation of net present value done in connection with the payment of the Termination Fee shall be calculated by the board of directors of Parent in good faith.

(d) As used herein, “First Public Offering” means the first underwritten public offering of the Company Common Stock after the date hereof pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a registration statement registering a public offering of a combination of debt and equity securities in which not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, provided that the net proceeds of such public offering equal $50,000,000 or more.

2. Services. Advisor shall perform or cause to be performed such services for the Companies and/or their subsidiaries as directed by such Companies’ board of directors, which may include, without limitation, the following:

(a) executive and management services;

(b) identification, support and analysis of acquisitions and dispositions by such Companies or its subsidiaries;

(c) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e) human resource functions, including searching and hiring of executives; and

(f) other services for such Companies or its subsidiaries upon which such Companies’ board of directors and Advisor agree.

Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Companies pursuant to this Agreement.

3. Advisory Fee. This Agreement shall supersede the fee provisions set forth in paragraph 8 of the Letter Agreement, dated January 18, 2005, by and between Citigroup Venture Capital Equity Partners, L.P. and Quadrangle GP Investors LP. Subject to the terms and conditions herein, Parent shall, or shall cause the Companies to, pay the Advisor for services rendered by Advisor and/or its affiliates pursuant to this Agreement (the “Advisory Fees”), $1,000,000 per annum, paid quarterly in advance commencing with the first full fiscal quarter after the Initial Stock Purchase Closing; provided that such fees shall not become due and payable unless and until the Merger Closing has occurred. In addition, Parent shall, or shall cause the Companies to, reimburse Advisor and its affiliates for all reasonable out-of-pocket expenses incurred in connection with the provision of services hereunder.

(a) Advisory Fees Paid to the Other Advisor. Notwithstanding anything in this Section 3 to the contrary, the Advisory Fee paid to the Advisor hereunder shall be 50% of the sum of the Advisory Fees paid to the Advisor hereunder and the Advisory Fees paid to Quadrangle Advisors LLC (“Quadrangle Advisors”) pursuant to the certain Advisory Agreement dated as of the date hereof between the Companies and Quadrangle Advisors, as the same may be amended, replaced or modified from time to time (the “Other Advisory Agreement”).

(b) Collection of Fee. The decision whether to collect any Advisory Fee in a given year shall be in the Advisor’s sole discretion. The Advisor’s decision not to collect an Advisory Fee in any given year shall not be construed to be a waiver of the Advisor’s right to collect an Advisory Fee in any future year.

(c) Fee Calculation. All fees and expenses described in this paragraph 3 shall be payable to Advisor or its designees on a quarterly basis in advance (based on the parties’ estimate of the amount of fees and expenses which shall become due and payable for such quarter) commencing as of the date hereof.

4. Transaction Fees. (a) The Companies hereby agree to pay to Advisor or its designee a transaction fee of $3,750,000 in consideration for the Equity Financing, which shall be paid as follows: $937,500 upon the Initial Stock Purchase Closing and $2,812,500 upon the Merger Closing, plus reasonable out-of-pocket expenses. Such fees shall be payable to Advisor or its designees by wire transfer to an account designated in writing by the Advisor.

(b) In addition, during the term of this Agreement, the Companies shall pay to Advisor or its designee a transaction fee in connection with the consummation of each acquisition, divestiture or financing by any of the Companies or their subsidiaries in an amount equal to 0.50% of the aggregate value of such transaction.

5. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

6. Liability. Neither Advisor nor any other Indemnitee (as defined in Section 7 below) shall be liable to any of the Companies or any of their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees. Neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any of the Companies or any of their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein. To the fullest extent permitted by applicable law and Project Holding Corp.’s certificate of incorporation, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Companies and the Advisor. Except as Advisor may otherwise agree in writing after the date hereof, Advisor shall have no obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Companies or developing or marketing any products or services that compete, directly or indirectly, with those of the Companies, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Companies or (iii) doing business with any client or customer of the Companies (each of the activities referred to in clauses (i)-(iii), a “Competing Activity”); provided that, with respect to each Competing Activity in which Advisor engages, such Advisor shall use its reasonable best efforts to (a) avoid taking any actions that would be reasonably likely to have a significant adverse regulatory impact on the Companies and the subsidiaries, taken as a whole, and (b) implement appropriate internal controls to protect confidential information of the Companies. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 7 below) relating to the service to be provided by Advisor hereunder.

7. Indemnity. Each of the Companies and their subsidiaries shall defend, indemnify and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. Each of the Companies and their subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against such Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Advisor shall reimburse the Companies and their subsidiaries for the costs of defense and other costs incurred by the Companies and their subsidiaries.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Companies as appropriate:

Project Holdings LLC

Project Merger Sub Corp.

c/o Quadrangle Capital Partners LP

375 Park Avenue

New York, NY 10152

Attention: Kimberley Carlson

Facsimile: (212) 418-1701

with a copy to:

Citigroup Venture Capital Equity Partners, L.P.

399 Park Avenue, 14th Floor

New York, NY 10022

Attention: Michael A. Delaney

                    Paul C. Schorr, IV

Facsimile: (212) 888-2940

To Advisor:

CVC Management LLC

399 Park Avenue, 14th Floor

New York, NY 10043

Attention: Paul C. Schorr IV

Facsimile: (212) 888-2940

9. Assignment. The Companies may not assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld), and Advisor may not assign any Advisor obligations hereunder to any other party without the prior written consent of the Companies (which consent shall not be unreasonably withheld).

10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

12. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. This Agreement may not be amended in a manner materially adverse to the Companies and the Companies may not waive any material provision of this Agreement that is for their benefit unless a corresponding amendment is made to the Other Advisory Agreement. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

PROJECT HOLDINGS LLC

By:/s/ Michael Huber

Name: Michael Huber

Title: Vice President

PROJECT MERGER SUB CORP.

By: Michael Huber

Name: Michael Huber

Title: President

CVC MANAGEMENT LLC

By: /s/ Paul C. Schorr IV

Name: Paul C. Schorr IV

Title: Managing Partner